================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

                              --------------------

                                (AMENDMENT NO. 4)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)

                             BARNEYS NEW YORK, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


COMMON STOCK, PAR VALUE $.01 PER SHARE                  06808T 107
--------------------------------------     -------------------------------------
    (Title of class of securities)                    (CUSIP number)


                                   BAY HARBOUR
                                 MANAGEMENT L.C.
                          885 Third Avenue, 34th Floor
                            New York, New York 10022
                                 (212) 371-2211

                           BAY HARBOUR PARTNERS, LTD.
                                 c/o MeesPierson
                            Montague Sterling Center
                                 East Bay Street
                                 P.O. Box SS6238
                                 Nassau, Bahamas

                               STEVEN A. VAN DYKE
                              DOUGLAS P. TEITELBAUM
                         c/o Bay Harbour Management L.C.
                          885 Third Avenue, 34th Floor
                            New York, New York 10022
                                 (212) 371-2211
--------------------------------------------------------------------------------
           (Name, address and telephone number of person authorized to receive notices and communications)

                                 WITH A COPY TO:

                              TED S. WAKSMAN, ESQ.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                          New York, New York 10153-0119
                                 (212) 310-8000


                                November 10, 2004
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                       (Continued on the following pages)
                              (Page 1 of 14 Pages)

================================================================================

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No.06808T107                                                                13D                          Page 2 of 14
---------------------------------------------------------------------------                ----------------------------------------
--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                                Bay Harbour Management L.C.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a)  [   ]
                                                                                                                 (b)  [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS:                               OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                               [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Florida, USA
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                    5,912,884
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                               5,912,884
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                       5,912,884
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                       [  ]
                                                                                                                          --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                     41.1%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   IA
--------------------------- -------------------------------------------------------------------------------------------------------




                                       2

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No. 06808T107                                                               13D                          Page 3 of 14
---------------------------------------------------------------------------                ----------------------------------------

--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                              Tower Investment Group, Inc.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                  (a)  [   ]
                                                                                                               (b)  [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                          [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Florida, USA
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                    5,912,884
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                               5,912,884
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                       5,912,884
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   [  ]
                                                                                                                      --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                     41.1%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   HC
--------------------------- -------------------------------------------------------------------------------------------------------



                                       3

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No. 06808T107                                                               13D                          Page 4 of 14
---------------------------------------------------------------------------                ----------------------------------------

--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                                   Steven A. Van Dyke

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                   (a)  [   ]
                                                                                                                (b)  [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                               [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       United States
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                         53,000

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                    5,912,884
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                    53,000
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                               5,912,884
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                       5,965,884
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [  ]
                                                                                                                         --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                     41.3%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   IN
--------------------------- -------------------------------------------------------------------------------------------------------



                                       4

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No.06808T107                                                                13D                          Page 5 of 14
---------------------------------------------------------------------------                ----------------------------------------

--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                                   Douglas P. Teitelbaum

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                   (a)  [   ]
                                                                                                                (b)  [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                          [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       United States
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                         30,000

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                    5,912,884
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                    30,000
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                               5,912,884
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                       5,942,884
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                  [  ]
                                                                                                                     --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                     41.2%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   IN
--------------------------- -------------------------------------------------------------------------------------------------------




                                       5

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No.06808T107                                                                13D                          Page 6 of 14
---------------------------------------------------------------------------                ----------------------------------------

--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                                   Trophy Hunters, Inc.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a)  [   ]
                                                                                                                 (b)  [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                           [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Florida, USA
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                      216,011
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                                 216,011
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                         216,011
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [  ]
                                                                                                                         --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                      1.5%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   CO
--------------------------- -------------------------------------------------------------------------------------------------------



                                       6

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No.06808T107                                                                13D                          Page 7 of 14
---------------------------------------------------------------------------                ----------------------------------------

--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                        Trophy Hunter Investments, Ltd.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                      (a)  [   ]
                                                                                                                   (b)  [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                               [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Florida, USA
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                      216,011
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                                 216,011
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                         216,011
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   [  ]
                                                                                                                      --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                      1.5%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   PN
--------------------------- -------------------------------------------------------------------------------------------------------




                                       7

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No.06808T107                                                                13D                          Page 8 of 14
---------------------------------------------------------------------------                ----------------------------------------

--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                                   BHB LLC

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)  [   ]
                                                                                                                  (b)  [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                              [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Delaware, USA
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                    4,921,659
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                               4,921,659
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                       4,921,659
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                [  ]
                                                                                                                   --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                     35.2%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                               OO
--------------------------- -------------------------------------------------------------------------------------------------------




                                       8

---------------------------------------------------------------------------                ----------------------------------------
CUSIP No.06808T107                                                                13D                          Page 9 of 14
---------------------------------------------------------------------------                ----------------------------------------

--------------------------- -------------------------------------------------------------------------------------------------------
1
                            NAME OF REPORTING PERSON:                                                   Bay Harbour Partners, Ltd.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- -------------------------------------------------------------------------------------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                   (a)  [   ]
                                                                                                                (b)  [ x ]
--------------------------- -------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- -------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- -------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                                  [ ]
--------------------------- -------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Bahamas
--------------------------- -------------------------------------------------------------------------------------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- -------------------------------------------------------------------------------------------------------
                            8
                                        SHARED VOTING POWER:                                                       56,799
--------------------------- -------------------------------------------------------------------------------------------------------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- -------------------------------------------------------------------------------------------------------
                            10
                                        SHARED DISPOSITIVE POWER:                                                  56,799
--------------------------- -------------------------------------------------------------------------------------------------------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                          56,799
--------------------------- -------------------------------------------------------------------------------------------------------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                 [  ]
                                                                                                                    --
--------------------------- -------------------------------------------------------------------------------------------------------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                      0.4%
--------------------------- -------------------------------------------------------------------------------------------------------
14
                            TYPE OF REPORTING PERSON:                                                   CO
--------------------------- -------------------------------------------------------------------------------------------------------


           This Amendment No. 4 ("Amendment No. 4") amends the statement on
Schedule 13D (the "Schedule 13D") filed on March 27, 2000 as amended by Amendment No. 1 filed on September 8, 2000, as amended by Amendment No. 2 filed on October 25, 2000 and as amended by Amendment No. 3 filed on January 15, 2003, by and on behalf of Bay Harbour Management L.C. ("Bay Harbour"), Tower Investment Group, Inc. ("Tower"), Steven A. Van Dyke ("Mr. Van Dyke"), Douglas
P. Teitelbaum ("Mr. Teitelbaum"), Trophy Hunters, Inc. ("Trophy"), Trophy Hunter Investments, Ltd. ("Trophy Investments"), BHB LLC ("BHB LLC") and Bay Harbour Partners, Ltd. ("Bay Harbour Partners") (the foregoing being referred to collectively as the "Reporting Persons") with respect to their ownership of common stock, par value $0.01 per share ("Common Stock"), of Barneys New York, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not defined herein have the meanings ascribed to them in the Schedule 13D.

ITEM 4.  PURPOSE OF TRANSACTION.

Merger Agreement

           On November 10, 2004, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among Jones Apparel Group, Inc., a Pennsylvania corporation ("Jones"), Flintstone Acquisition Corp., a Delaware corporation ("Merger Sub"), and the Company pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub would be merged with and into Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger. The Merger Agreement provides that, upon consummation of the Merger, each outstanding share of Common Stock of the Company will be entitled to receive $19 per share in cash.

           Subject to the satisfaction or waiver of certain closing conditions set forth in the Merger Agreement, upon consummation of the Merger, Jones will become the sole owner of all of the outstanding capital stock of the Company and the Reporting Persons will cease to own any capital stock of the Company and will be entitled to receive the merger consideration in exchange for shares of capital stock of the Company. The Reporting Persons will no longer be deemed the beneficial owner of any shares of the Company following the Merger.

Principal Stockholders' Agreement

           In connection with the execution of the Merger Agreement, on November 10, 2004, Bay Harbour, Whippoorwill Associates, Inc., the Company and Jones entered into a Principal Stockholders' Agreement (the "Stockholders' Agreement") pursuant to which Bay Harbour agreed, among other things, to cause the record holders of its shares of Common Stock to execute and deliver written consents in accordance with Section 228 of the Delaware General Corporation Law adopting the Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement.

           The foregoing summaries of the Merger Agreement and the Stockholders' Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the agreements attached hereto as Exhibit 1 and Exhibit 2, respectively.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

           (a) The responses of the Reporting Persons to Rows (11) through (13) of the cover pages of this Amendment No. 4 are incorporated herein by reference. As of November 10, 2004, the Reporting Persons beneficially owned the number of shares of Common Stock listed below, representing approximately the percentage of the outstanding shares of Common Stock set forth opposite such number (based on the number of shares outstanding as of November 10, 2004 (14,003,230 shares), as set forth in the Merger Agreement filed as Exhibit 2.1 to the Company's Form 8-K, filed with the Securities and Exchange Commission on November 12, 2004).


            Name                         Number of Shares      Percent of Class
            ----                         ----------------      ----------------

Bay Harbour Management L.C.                 5,912,884 (1)            41.1%
Tower Investment Group, Inc.                5,912,884                41.1%
Steven A. Van Dyke                          5,965,884 (2)            41.3%
Douglas P. Teitelbaum                       5,942,884 (3)            41.2%
Trophy Hunters, Inc.                          216,011 (4)             1.5%
Trophy Hunter Investments, Ltd.               216,011 (4)             1.5%
BHB LLC                                     4,921,659                35.2%
Bay Harbour Partners, Ltd.                     56,799 (4)             0.4%

---------------------

(1) Includes 496,117 shares beneficially owned by Mr. Socol which are the subject of the Socol Stockholders Agreement, pursuant to which Mr. Socol agreed to vote such shares at the direction of Bay Harbour.
(2) Includes 30,000 shares issuable upon the exercise of options granted to Mr. Van Dyke, 12,500 shares of common stock beneficially owned by Mr. Van Dyke, and 10,500 shares of common stock held by certain relatives of Mr. Van Dyke over which he has voting power.
(3) Includes 30,000 shares issuable upon the exercise of options granted to Mr. Teitelbaum under the Company's Stock Option Plan for Non-Employee Directors.
(4) Does not include any shares beneficially owned by BHB LLC, in which they are members.

           (b) The responses of the Reporting Persons to (i) Rows (7) through
(10) of the cover pages of this statement on Schedule 13D and (ii) Item 5(a) hereof are incorporated herein by reference.

           (c) Not applicable.

           (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock, except the dividends from, or proceeds from the sale of shares of Common Stock in each respective account managed by Bay Harbour and the investment partnerships for which Bay Harbour acts as an investment advisor, will be delivered into each such respective account or to such investment partnership, as the case may be. Other than as described in Item 5 hereof, no such individual account, investment partnership or limited partner thereof has an interest in shares of Common Stock reported in this Schedule 13D representing more than five percent of the Common Stock outstanding.

           (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

           The information set forth in Item 4 hereto is incorporated herein by reference.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

EXHIBIT 1. Agreement and Plan of Merger by and among Barneys New York, Inc., Jones Apparel Group, Inc. and Flintstone Acquisition Corp., dated November 10, 2004 (incorporated by reference to
                  Exhibit 2.1 to the Form 8-K of Barneys New York, Inc., filed with the Securities and Exchange Commission on November 12,
                  2004).


EXHIBIT 2. Principal Stockholders' Agreement by and among Barneys New York, Inc., Whippoorwill Associates, Inc., Bay Harbour Management L.C. and Jones Apparel Group, Inc., dated November 10, 2004 (incorporated by reference to Exhibit 10.1 to the Form 8-K of Barneys New York, Inc., filed with the Securities and Exchange Commission on November 12, 2004).

                                   SIGNATURES

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated as of: November 17, 2004            TOWER INVESTMENT GROUP, INC.

                                          By: /s/ Steven A. Van Dyke
                                              ---------------------------------
                                              Name: Steven A. Van Dyke
                                              Title: President



                                          BAY HARBOUR MANAGEMENT L.C.

                                          By: /s/ Steven A. Van Dyke
                                              ---------------------------------
                                              Name: Steven A. Van Dyke
                                              Title: President


                                          /s/ Steven A. Van Dyke
                                          -------------------------------------
                                          STEVEN A. VAN DYKE


                                          /s/ Douglas P. Teitelbaum
                                          -------------------------------------
                                          DOUGLAS P. TEITELBAUM



                                          TROPHY HUNTER INVESTMENTS, LTD.

                                          By: /s/ Steven A. Van Dyke
                                              ---------------------------------
                                              Name: Steven A. Van Dyke
                                              Title: Authorized Signatory

                                          TROPHY HUNTERS, INC.

                                          By: /s/ Steven A. Van Dyke
                                              ---------------------------------
                                              Name: Steven A. Van Dyke
                                              Title: Authorized Signatory



                                          BAY HARBOUR PARTNERS, LTD.

                                          By: /s/ Steven A. Van Dyke
                                              ---------------------------------
                                              Name: Steven A. Van Dyke
                                              Title: Authorized Signatory



                                          BHB LLC

                                          By: /s/ Steven A. Van Dyke
                                              ---------------------------------
                                              Name: Steven A. Van Dyke
                                              Title: Authorized Signatory